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                                                                      EXHIBIT 15

May 10, 2004

Board of Directors and Stockholders
VitalWorks Inc.
Ridgefield, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of VitalWorks Inc. for the periods ended March 31, 2004 and 2003, as indicated in our report dated April 26, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in the Registration Statements of VitalWorks Inc. on Forms S-3, numbers 333-45480, 333-40704, 333-37890, 333-34490, 333-88589,
333-87795, 333-73097 and 333-71109 and Forms S-8, numbers 333-96665, 333-84468,
333-72890, 333-56556, 333-40730, 333-40488, 333-39792 and 333-74773.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ BDO Seidman, LLP
New York, New York